Hugoton Royalty Trust

HUGOTON ROYALTY TRUST DECLARES NO MARCH CASH DISTRIBUTION; ADDRESSES TRUST LIQUIDITY CONCERNS

Dallas, Texas, March 20, 2026 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for March 2026 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $27,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee. Based on the current excess costs, the Trustee does not foresee any distributions in the near term.

Trust Liquidity

As previously disclosed, accumulated excess costs for the Kansas, Oklahoma, and Wyoming conveyances have resulted in insufficient net proceeds to the Trust which have resulted in no unitholder distributions since July 2023, and a reduction in the Trust’s expense reserve. These conditions raise substantial doubt about the Trust’s ability to continue as a going concern as the Trust does not have sufficient cash to meet its obligations during the one-year period after the dates that the year-end financial statements are issued. Factors attributable to the cash shortage are primarily lower oil and natural gas prices, development costs, the two advance distributions totaling $1,000,000, and the previously disclosed excess cost positions on the Kansas, Oklahoma, and Wyoming Conveyances.

The Trustee has curtailed spending as much as possible by deferring or eliminating unnecessary expenses, including the Trustee fee, which has been deferred since April 2024. This does not mitigate the fact that there are dwindling funds, and the Trust may have to take drastic measures to continue to exist. The Trustee has sought sources of financing but currently believes that financing in an amount sufficient to satisfy the Trust’s long-term liquidity needs is unlikely to be a viable option for the Trust moving forward. As a result, the Trustee has reviewed and intends to continue to review options for the Trust, which may include alternatives to continuing as a going concern, such as seeking to terminate the Trust or marketing the Trust’s interest (which are net profits interests burdened by excess costs) for a potential sale. The Trustee has reached out to potential third parties regarding interest in the Trust’s assets, but no interest resulted from such discussions. As a result, the Trustee believes that a potential sale of the Trust’s assets may be unlikely in the near term, however it will continue to consider any and all viable options. Even if a sale of the Trust assets was to occur, there is no assurance that the proceeds would result in funds to distribute to unitholders after all financial obligations of the Trust are met. Any material sale of assets and/or termination of the Trust requires unitholder approval by at least 80 percent of all outstanding units.

Hugoton Royalty Trust

The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in December.

	Underlying Sales
	Volumes (a)		Average Price
	Gas (Mcf)	Oil (Bbls)	Gas (Mcf)	Oil (Bbls)

Current Month Dist	710,000	15,000	$3.31	$61.71

Prior Month Dist	736,000	13,000	$3.46	$62.06

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Mach Natural Resources (“Mach”) has advised the Trustee that development costs in the amount of $5,000, production expense of $1,721,000 and overhead of $921,000 in determining the royalty calculation for the Trust for the current month.

Additional Production Volumes and Expenses on New Non-Operated Wells

Mach has recently advised the Trustee that underlying out-of-period oil and gas volumes of approximately 18,000 Bbls and 87,000 Mcf, respectively, from a non-operated well in Major County, Oklahoma relating to first production dating from July through November 2025 were included with the current month’s production. Mach also advised the Trustee that expenses in the amount of approximately $1,800,000 underlying (approximately $1,500,000 net to the Trust) associated with the same non-operated well have not been processed, but Mach has advised the Trustee that it expects to have those costs processed sometime in the second quarter 2026.

Mach has also advised the Trustee that an additional non-operated well has been drilled in Major County, Oklahoma. Mach has advised the Trustee that the costs for this well, which Mach expects to be charged to the Trust in the second quarter 2026, are approximately $1,600,000 underlying (approximately $1,300,000 net to the Trust). Mach also advised the Trustee that no revenue has been received from this well.

Excess Costs

Mach has advised the Trustee that excess costs increased by $44,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $3,094,000 including accrued interest of $315,000.

Hugoton Royalty Trust

Mach has advised the Trustee that $1,542,000 in excess costs was recovered on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $11,986,000, including accrued interest of $988,000.

Mach has advised the Trustee that $220,000 in excess costs was recovered on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $11,303,000, including accrued interest of $1,259,000.

Cumulative excess costs balances above do not include advance distributions made to the Trust by XTO Energy totaling $1,000,000 (net to the Trust), that can be treated as a production cost, except that the advances can be recouped, together with interest, from what would otherwise be distributable net profits under any of the three conveyances; provided, however that Mach shall only be entitled to withhold distributions of net proceeds as recoupment to the extent that such recoupment does not leave the Trust with less than $250,000 of available cash.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, recoupment of excess costs, ability to make future filings with the Securities and Exchange Commission and admission to the OTCQB could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2024.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839